CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 22, 2008, relating to the financial statements and financial highlights which appear in the October 31, 2008 Annual Report to Shareholders of Focused Small-Cap Value Portfolio and Focused Mid-Cap Value Portfolio (two of the portfolios constituting SunAmerica Focused Portfolios), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Other Service Providers” and “Form of Agreement and Plan of Reorganization” in such Registration Statement.

PricewaterhouseCoopers LLP Houston, Texas July 22, 2009